Exhibit 99.1

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Reed Byrum, APR
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FIRST NATIONAL BANCSHARES BOARD FORMALLY ELECTS MASON AS CEO

SPARTANBURG, SC, September 15, 2009 – The Board of Directors of First National Bancshares (NASDAQ: FNSC), today announced it has formally elected J. Barry Mason as President and CEO of the holding company in addition to a similar role at First National Bank of the South. Mason is now President and CEO of both First National Bancshares and First National Bank of the South.

Mason was appointed August 25, 2009, as President and CEO of Spartanburg-based First National Bank of the South, a wholly owned subsidiary of First National Bancshares, as approved by the Office of the Comptroller of the Currency.

The First National Bancshares Board recently received approval by the Federal Reserve Bank of Richmond to appoint Mason to the holding company and then formally elected Mason to his newest position.

Mason joined First National from Arthur State Bank (ASB), where he was Executive Vice President, Chief Lending Officer and a member of the ASB Board of Directors. Mason was part of the executive team at Arthur State Bancshares that helped grow the Company from $88 million in assets, $25 million in loans outstanding, and four branches in 1995 to $663 million in assets, a $548 million loan portfolio, and 23 branches today. A member of the Board of Directors of Arthur State Bank, Mason came to ASB from American Federal Bank, where he was Vice President/Northern Group Commercial Loan Manager. He began his banking career as a Branch Manager and Commercial Loan Officer for Citizens and Southern National Bank of South Carolina, and Mason attended the 13-week C&S Advanced Commercial Credit/Lending School for executives in leadership lending roles.

A native of Spartanburg, Mason, 49, is a member of the Spartanburg Chamber Board of Regents. Mason received his B.A. degree in economics and was a four-year letterman in football at Wofford College. He and his wife of 25 years, Cathy Toms Mason, have four children and live in Spartanburg.

Mason succeeded Jerry Calvert, the Bank’s founding CEO for 10 years, who voluntarily stepped aside.

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About First National Bancshares, Inc.

First National Bancshares, Inc., (NASDAQ: FNSC) is an $835-million asset bank holding company, based in Spartanburg, South Carolina.  It provides a wide range of financial services to consumer and commercial customers through its wholly owned banking subsidiary, First National Bank of the South, which has 13 full-service branches in six South Carolina counties.  First National Bank of the South was incorporated in 1999 to conduct general banking business through its wholly owned bank subsidiary, First National Bank of the South. Additional information about First National is available online at www.fnbwecandothat.com.